FORM 12b-25: NOTIFICATION OF LATE FILING OF 1934 ACT REPORTS
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

FORM 10-Q                               SEC FILE NUMBER 000-33037

                         NOTIFICATION OF LATE FILING
                                 (Check One)

[ ]Form 10-K, [ ]Form 20-F, [ ]Form 11-K, [x] 10-q
[ ]Form N-SAR

For Period Ended:   June 30, 2002

[ ]Transition Report on Form 10-K
[ ]Transition Report on Form 20-F
[ ]Transition Report on Form 11-K
[ ]Transition Report on Form 10-Q
[ ]Transition Report on Form N-SAR

For the Transition Period Ended:

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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If  the  notification  relates  to a portion of  the  filing  checked  above,
identify the Item(s) to which the notification relates:   N/A
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Part I - Registrant Information

NBO SYSTEMS, INC.
(Full Name of Registrant)

3676 W. CALIFORNIA AVE, BUILDING D
(Address of U.S. Principal Executive Office) (Street & Number)

SALT LAKE CITY, UT  84104
(City, State and Zip Code)
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Part II - Rules 12b-25(b) and (c )
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

[   ](a) The reasons described in reasonable detail in Part III of this  form could not be eliminated without unreasonable effort or expense;

[X](b) The subject annual report portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ](c  ) The accountant's statement or other exhibit required by Rule  12b-
25(c ) has been attached if applicable.
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Part III - Narrative

      The review of the financial statements by the Company's independent auditors for the 10-QSB for the period ended June 30, 2002 is not yet complete. The narrative accompanying the financials cannot be completed until the audit review is complete. The Company expects the audit review and the filing of the Form 10-QSB to be complete by August 19, 2002.
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Part IV - Other Information
(1) Name and telephone number of persons to contact in regard to this notification:
                   Christopher Foley - (801) 887-7000 x103


(2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period than the registrant was required to file such
     report(s)) been filed?     [X]Yes [ ] No
     If answer is no, identify report(s).

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or
     portion thereof?     [ ] Yes   [x] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if applicable, state the reasons why a reasonable estimate of the result can not be made.

                              NBO SYSTEMS, INC.
                (Name of Registrant as specified in charter)
Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 14, 2002                   By:/s/ Christopher Foley
                                         Christopher Foley
                                         Chief Financial Officer


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                                  ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSION OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (See 18 U.S.C.1001).
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